UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2009 hhgregg, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33600

Delaware	20-8819207
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

4151 East 96th Street

Indianapolis, Indiana 46240

(Address of principal executive offices, including zip code)

(317) 848-8710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 15, 2009, hhgregg, Inc.’s (the “Company”) wholly-owned subsidiary, Gregg Appliances, Inc., (“Gregg Appliances”) entered into an Amendment No. 1 and Joinder to the Amended and Restated Loan and Security Agreement (“Amendment No. 1”) with Wachovia Capital Finance Corporation (Central), as administrative agent and collateral agent for the lenders, and the lenders party thereto. The Amendment No. 1 amends the Amended and Restated Loan and Security Agreement, dated July 25, 2007 (the “ABL Facility”), between Gregg Appliances, Wachovia Capital Markets, LLC, as sole lead arranger and sole bookrunner, Wachovia Capital Finance Corporation, as administrative agent and collateral agent, Wachovia, as syndication agent, and the lenders party thereto.

Amendment No. 1 increases the maximum amount available under the ABL Facility from $100 million to $125 million, subject to borrowing base availability.

Under the ABL Facility, as amended by Amendment No. 1, borrowings from time to time shall not exceed a defined borrowing base. Pursuant to the Amendment No. 1, the borrowing base was modified to equal the sum of (i) the lesser of (a) 90.0% of the net orderly liquidation value of all eligible inventories of Gregg Appliances and (b) 75% of the net book value of such eligible inventory and (ii) 90% of all commercial and credit card receivables of Gregg Appliances, in each case subject to customary reserves and eligibility criteria. Prior to the amendment, the borrowing base equaled the sum of (i) the lesser of (a) 93% (96% during a seasonal period) of the net orderly liquidation value of all eligible inventory of Gregg Appliances and (b) 75% of the net book value of such eligible inventory and (ii) 90% of all commercial and credit card receivables of Gregg Appliances, in each case subject to customary reserves and eligibility criteria.

Amendment No. 1 requires payment to the incremental lenders of a commitment fee equal to 5.0% of the incremental lender’s incremental commitment, or $1,250,000.

Under the ABL Facility, as amended by Amendment No.1, Gregg Appliances is not required to comply with any financial maintenance covenant, unless it has less than $18.75 million of “excess availability” at any time, (compared to $8.5 million prior to the amendment) during the continuance of which event Gregg Appliances is subject to compliance with a fixed charge coverage ratio of 1.10 to 1.0. The amendment allows up to $5.0 million of suppressed availability to be included in the total of “excess availability” for the months of October through November.

The amendment also modifies the trigger point for the initiation of cash dominion control Prior to the amendment, if Gregg Appliances had less than $8.5 million of “excess availability”, it would, in certain circumstances, becomes subject to cash dominion control. Pursuant to the Amendment No. 1, if Gregg Appliances has less than $18.75 million of “excess availability,” it may, in certain circumstances more specifically described in the ABL Facility, as amended by Amendment No. 1, become subject to cash dominion control.

The foregoing description is qualified in its entirety to reference to Amendment No. 1, a copy of which is attached hereto as Exhibit 10.40 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation Under An Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
10.40	Amendment No. 1 and Joinder to Amended and Restated Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

hhgregg, Inc.

Date: September 16, 2009	By:	/s/ Jeremy J. Aguilar
Jeremy J. Aguilar
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.40	Amendment No.1 and Joinder to Amended and Restated Loan and Security Agreement